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                                                                   EXHIBIT 23.3

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the references to our firm under the captions "Experts" and "Premier Laser Systems, Inc. Summary Selected Consolidated Financial Information" in the Registration Statement (Form S-4) and related Prospectus/Offer to Exchange of Premier Laser Systems, Inc. for the registration of 182,550 shares of its Class A Common Stock, 2,691,610 Class C Warrants and 2,691,610 Class D Warrants and to the incorporation by reference therein of our report dated May 1, 1997, with respect to the consolidated financial statements and schedules of Premier Laser Systems, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 1997, as amended, filed with the Securities and Exchange Commission.

                                          Ernst & Young LLP

Orange County, California
March 10, 1998